Exhibit 10.1

Execution Version

LOAN AGREEMENT

Dated as of October 22, 2012

among

TELEDYNE TECHNOLOGIES INCORPORATED,

as the Borrower,

CERTAIN OF ITS SUBSIDIARIES,

as Guarantors,

and

BANK OF AMERICA, N.A.,

as the Lender

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1

1.01	Defined Terms.	1
1.02	Other Interpretive Provisions.	10
1.03	References to Agreements and Laws.	10
1.04	Times of Day.	10

ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS		10

2.01	Term Loan.	10
2.02	Borrowings, Conversions and Continuations of Loans.	11
2.03	Voluntary Prepayments.	12
2.04	Termination of Commitments.	12
2.05	Repayment of Loans.	12
2.06	Interest.	12
2.07	Computation of Interest and Fees.	13
2.08	Evidence of Debt.	13
2.09	Payments Generally.	13

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		14

3.01	Taxes.	14
3.02	Illegality.	14
3.03	Inability to Determine Rates.	15
3.04	Increased Costs.	15
3.05	Funding Losses.	16
3.06	Mitigation Obligations.	17
3.07	Survival.	17

ARTICLE IV GUARANTY		17

4.01	The Guaranty.	17
4.02	Obligations Unconditional.	17
4.03	Reinstatement.	18
4.04	Certain Additional Waivers.	19
4.05	Remedies.	19
4.06	Rights of Contribution.	19
4.07	Guarantee of Payment; Continuing Guarantee.	19

ARTICLE V CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		19

5.01	Conditions of Initial Borrowing.	19

ARTICLE VI REPRESENTATIONS, WARRANTIES AND COVENANTS		21

ARTICLE VII EVENTS OF DEFAULT AND REMEDIES		21

7.01	Events of Default.	21
7.02	Remedies Upon Event of Default.	23

ARTICLE VIII MISCELLANEOUS		24

8.01	Amendments, Etc.	24
8.02	Notices; Effectiveness; Electronic Communication.	24

8.03	No Waiver; Cumulative Remedies.	25
8.04	Expenses; Indemnity; Damage Waiver.	25
8.05	Payments Set Aside.	26
8.06	Successors and Assigns.	26
8.07	Confidentiality.	27
8.08	Set-off.	28
8.09	Interest Rate Limitation.	28
8.10	Counterparts.	28
8.11	Integration.	28
8.12	Survival of Representations and Warranties.	29
8.13	Severability.	29
8.14	Governing Law; Jurisdiction, Etc.	29
8.15	Waiver of Right to Trial by Jury.	29
8.16	No Advisory or Fiduciary Responsibility.	30
8.17	USA PATRIOT Act Notice.	30

SCHEDULES

8.02	Certain Addresses for Notices

EXHIBITS

A	Form of Loan Notice
B	Form of Compliance Certificate
C	Form of Joinder Agreement
D	Form of Note

LOAN AGREEMENT

This LOAN AGREEMENT is entered into as of October 22, 2012 among TELEDYNE TECHNOLOGIES INCORPORATED, a Delaware corporation (the “Borrower”), the Guarantors (defined herein) and BANK OF AMERICA, N.A. (the “Lender”).

The Borrower has requested that the Lender provide a $100,000,000 term loan for the purposes set forth herein, and the Lender is willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto intending to be legally bound covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Agreement” means this Loan Agreement.

“Applicable Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Lender pursuant to the terms hereof:

Pricing Level	Consolidated Leverage Ratio	Base Rate Loans	Eurocurrency Loans
1	Greater than or equal to 2.0 to 1.0	0.375%	1.375%
2	Less than 2.0 to 1.0	0.250%	1.250%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the delivery of a Compliance Certificate pursuant hereto; provided, however, that if a Compliance Certificate is not delivered when due, then Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date such Compliance Certificate is delivered in accordance herewith, whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such Compliance Certificate. The Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant hereto for the fiscal quarter ending September 30, 2012 shall be determined based upon Pricing Level 2. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.07(b).

“Approved Fund” means any Fund that is administered or managed by (a) the Lender, (b) an Affiliate of the Lender or (c) an entity or an Affiliate of an entity that administers or manages the Lender.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Lender as its “prime rate” and (c) the Eurocurrency Rate plus 1.00%. The “prime rate” is a rate set by the Lender based upon various factors including the Lender’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by the Lender shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by the Lender pursuant to Section 2.01.

“Business Day” means (a) any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Lender’s Office is located or the State of California and (b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, for purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines and directives in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, are, in each case, deemed to have gone into effect and adopted after the date of this Agreement.

“Change of Control” means if any Person or Persons acting in concert, together with the Affiliates thereof, shall become in the aggregate, directly or indirectly, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% (by number of shares) of the issued and outstanding Voting Stock of the Borrower.

“Closing Date” means the date hereof.

“Commitment” means the Term Loan Commitment.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Consolidated Leverage Ratio” shall have the meaning specified for such term in the Existing Revolving Credit Agreement.

“Control” has the meaning specified in the definition of “Affiliate.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means (a) an Affiliate of the Lender; (b) an Approved Fund; and (c) any other Person (other than a natural person) approved by the Borrower (such approval not to be unreasonably withheld or delayed); provided that no such approval shall be required if an Event of Default has occurred and is continuing.

“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions in each case relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a)

violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“Eurocurrency Base Rate” means:

(a) for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Lender from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such published rate is not available at such time for any reason, the rate determined by the Lender to be the rate at which deposits for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by the Lender’s London Branch to major banks in the London interbank eurodollar market for such currency at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b) for any interest rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Lender to be the rate at which deposits in Dollars for delivery on the date of determination in immediately available funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by the Lender’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.

“Eurocurrency Rate” means (a) for any Interest Period with respect to any Eurocurrency Rate Loan, a rate per annum determined by the Lender to be equal to the quotient obtained by dividing (i) the Eurocurrency Base Rate for such Eurocurrency Rate Loan for such Interest Period by (ii) one minus the Eurocurrency Reserve Percentage for such Eurocurrency Rate Loan for such Interest Period and (b) for any day with respect to any Base Rate Loan the interest rate on which is determined by reference to the Eurocurrency Rate, a rate per annum determined by the Lender to be equal to the quotient obtained by dividing (i) the Eurocurrency Base Rate for such Base Rate Loan for such day by (ii) one minus the Eurocurrency Reserve Percentage for such Base Rate Loan for such day.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on clause (a) of definition of “Eurocurrency Rate.”

“Eurocurrency Reserve Percentage” means, for any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to the Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan and for each outstanding Base Rate Loan the interest rate on which is determined by reference to the Eurocurrency Rate shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Event of Default” has the meaning specified in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Revolving Credit Agreement” means that certain Credit Agreement, dated as of February 25, 2011, among the Borrower, certain subsidiaries of the Borrower, the lenders party thereto and Bank of America, N.A., as administrative agent, as amended prior to the date hereof and as further amended pursuant to any amendment thereto that is consented to in writing by the Lender in its capacity as the Lender under this Agreement.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Lender on such day on such transactions as determined by the Lender.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” has the meaning given to such term in the Existing Revolving Credit Agreement.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Lender pursuant to Article IV hereof.

“Guarantors” means collectively, (a) each Domestic Subsidiary of the Borrower identified as a “Guarantor” on the signature pages hereto, and (b) each Person that joins as a Guarantor pursuant hereto or otherwise.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” has the meaning given to such term in the Existing Revolving Credit Agreement.

“Indemnitees” has the meaning specified in Section 8.04.

“Interest Payment Date” means (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit C executed and delivered by a Subsidiary of the Borrower to join this Agreement as a Guarantor in accordance with the provisions hereof.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereof.

“Lender’s Office” means the Lender’s address and, as appropriate, account as set forth on Schedule 8.02 or such other address or account as the Lender may from time to time give notice of to the Borrower.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means the Term Loan.

“Loan Documents” means this Agreement, the Note, each Joinder Agreement, each Loan Notice, each Compliance Certificate and each other document, instrument or agreement from time to time executed by the Borrower or any of its Subsidiaries or any Responsible Officer thereof and delivered in connection with this Agreement.

“Loan Notice” means a notice of (a) a Borrowing of the Term Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, Properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties taken as a whole to perform their obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means October 22, 2015.

“Maximum Rate” has the meaning specified in Section 8.09.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Note” means the Term Note.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include any Swap Contract between any Loan Party and the Lender or Affiliate of the Lender and all obligations under any Treasury Management Agreement between any Loan Party and the Lender or Affiliate of the Lender.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Code.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Property” means any interest of any kind in any property or asset, whether real, personal or mixed, or tangible or intangible.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Responsible Officer” means the chief executive officer, president, chief financial officer or treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Capital Stock having ordinary voting power for the election of directors or other governing body (other than Capital Stock having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Swap Contracts, as determined based upon one or more mid market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning specified in Section 2.01.

“Term Loan Commitment” means the obligation of the Lender to make the Term Loan to the Borrower on the Closing Date. The principal amount of the Term Loan Commitment as in effect on the Closing Date is $100,000,000.

“Threshold Amount” means $50,000,000.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“United States” and “U.S.” mean the United States of America.

“Voting Stock” means, with respect to any Person, Capital Stock issued by such Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

1.02	Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)    (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03	References to Agreements and Laws.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.04	Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01	Term Loan.

Subject to the terms and conditions set forth herein, the Lender agrees to make a term loan (the “Term Loan”) to the Borrower in Dollars in a single Borrowing on the Closing Date, in an amount equal to the Term Loan Commitment. Amounts repaid on the Term Loan may not be reborrowed. The Term

Loan may consist of Base Rate Loans or Eurocurrency Rate Loans, as further provided herein; provided that any Borrowing of a Eurocurrency Rate Loan on the Closing Date shall be subject to receipt by the Lender of a funding indemnity letter in form and substance reasonably acceptable to the Lender.

2.02	Borrowings, Conversions and Continuations of Loans.

(a) The Borrowing of the Term Loan on the Closing Date, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Lender, which may be given by telephone. The notice of the Borrowing of the Term Loan on the Closing Date must be received not later than 10:00 am (i) three days prior to the Closing Date if such Borrowing will be made as a Eurocurrency Rate Loan, and (iii) on the Closing Date, if such Borrowing will be made as a Base Rate Loan, and, in each case, shall be in a principal amount equal to the Term Loan Commitment. Each notice of conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans must be received by the Lender not later than 10:00 a.m. three Business Days prior to the requested date. Each conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $3,000,000 or a whole multiple of $500,000 in excess thereof. Each conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Lender of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of a Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a conversion to, or continuation of Eurocurrency Rate Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Upon satisfaction of the conditions set forth in Section 5.01, the Lender shall make all funds available to the Borrower either by (i) crediting the account of the Borrower on the books of the Lender with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Lender by the Borrower.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurocurrency Rate Loan. During the existence of a Default or Event of Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans without the consent of the Lender.

(d) The Lender shall promptly notify the Borrower of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Lender shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Lender shall notify the Borrower of any change in the Lender’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than four Interest Periods in effect with respect to the Term Loans.

2.03	Voluntary Prepayments.

The Borrower may, upon notice from the Borrower to the Lender, at any time or from time to time voluntarily prepay the Term Loan in whole or in part without premium or penalty; provided that (A) such notice must be received by the Lender not later than 10:00 a.m. (i) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (ii) on the date of prepayment of Base Rate Loans; (B) any such prepayment of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding) and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

2.04	Termination of Commitments.

Upon the Borrowing of the Term Loan on the Closing Date, the Term Loan Commitment shall automatically terminate.

2.05	Repayment of Loans.

The Borrower shall repay the outstanding principal amount of the Term Loan on the last Business Day of each fiscal quarter of the Borrower, beginning with the fourth fiscal quarter of fiscal year 2013, in equal installments of $1,250,000, with the aggregate outstanding principal amount of the Term Loan due and payable in full on the Maturity Date.

2.06	Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) Upon the occurrence and during the continuation of an Event of Default, the Borrower shall pay interest on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07	Computation of Interest and Fees.

(a) All computations of the Base Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.09(a), bear interest for one day. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lender determines that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall, without duplication, immediately and retroactively be obligated to pay to the Lender promptly on demand by the Lender (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Lender under 2.06(b) or under Article VII. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments of the Lender and the repayment of all other Obligations hereunder.

2.08	Evidence of Debt.

The Term Loan made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Loan made by the Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of the Lender, the Borrower shall execute and deliver to the Lender a promissory note, which shall evidence the Term Loan made by the Lender in addition to such accounts or records. Each such promissory note shall be in the form of Exhibit D (a “Note”). The Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

2.09	Payments Generally.

(a) General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender, at the Lender’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments received by the Lender after 2:00 p.m.

shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) Funding Source. Nothing herein shall be deemed to obligate the Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes.

If any payments to the Lender under this Agreement or any Loan Document are made from outside the United States, the Borrower will not deduct any foreign Taxes from any payments it makes to the Lender. If any such Taxes are imposed on any payments made by the Borrower under this Agreement or any Loan Document (including payments under this Section), the Borrower will pay such Taxes and will also pay to the Lender, at the time interest is paid, any additional amount which the Lender specifies as necessary to preserve the after tax yield the Lender would have received if such Taxes had not been imposed. The Borrower will confirm that it has paid such Taxes by giving the Lender official tax receipts (or notarized copies) within thirty (30) days after the due date.

3.02	Illegality.

If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or the Lender’s Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on notice thereof by the Lender to the Borrower, (i) any obligation of the Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended and (ii) if such notice asserts the illegality of the Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of the Lender shall, if necessary to avoid such illegality, be determined by the Lender without reference to the Eurocurrency Rate component of the Base Rate, in each case until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from the Lender, prepay or convert all such Eurocurrency Rate Loans to Base Rate Loans (the interest rate on which Base Rate Loans of the Lender shall, if necessary to avoid such illegality, be determined without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of the Lender determining or charging interest rates based upon the Eurocurrency Rate, the Lender shall during the period of such suspension compute the Base Rate applicable to the Lender without reference to the Eurocurrency Rate component thereof until it is no longer illegal for the Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03	Inability to Determine Rates.

If the Lender determines that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits are not being offered to banks in the applicable offshore interbank market for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to the Lender of funding such Loan, the Lender will promptly notify the Borrower. Thereafter, (x) the obligation of the Lender to make or maintain Eurocurrency Rate Loans shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case, until the Lender revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing, conversion or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04	Increased Costs.

(a)	Increased Costs Generally. If any Change in Law shall:

(i) subject the Lender to any Taxes (excluding Taxes on the Lender’s overall income or franchise Taxes) or changes the basis of taxation of payments to the Lender (other than with respect to Taxes on the Lender’s overall income or franchise Taxes) in respect of any Eurocurrency Rate Loan;

(ii) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender (except any reserve requirement reflected in the Eurocurrency Rate); or

(iii) impose on the Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans made by the Lender;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, within 10 days of demand by the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or the Lender’s Office or the Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of the Lender or the Loans made by the Lender, to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then within 10 days of demand by the Lender the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05	Funding Losses.

Upon demand of the Lender from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower.

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by the Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lender under this Section 3.05, the Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Base Rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank eurodollar market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

Notwithstanding anything to the contrary contained herein, the Borrower shall not be required to make any payments to the Lender pursuant to this Section 3.05 relating to any loss, cost or expense incurred by the Lender more than 180 days prior to the Lender’s request for any additional payment or compensation pursuant to this Section 3.05.

3.06	Mitigation Obligations.

If the Lender requests compensation under Section 3.04 or if the Lender gives notice pursuant to Section 3.02, then the Lender shall, as applicable, use reasonable efforts to designate a new Lender’s Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.04, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

3.07	Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Commitments and the repayment of all other Obligations hereunder.

ARTICLE IV

GUARANTY

4.01	The Guaranty.

(a) Each of the Guarantors hereby jointly and severally guarantees to the Lender, each Affiliate of the Lender that enters into a Swap Contract, and each Affiliate of a Lender that enters into a Treasury Management Agreement, as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

(b) Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Swap Contracts or Treasury Management Agreements, the obligations of each Guarantor under this Agreement and the other Loan Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.

4.02	Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Swap Contracts or Treasury Management Agreements, or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors under this Article IV shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of any of the Loan Documents, any Swap Contract between any Loan Party and the Lender, or any Affiliate of the Lender, or any Treasury Management Agreement between any Loan Party and the Lender or any Affiliate of the Lender, or other documents relating to the Obligations shall be done or omitted;

(iii) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Swap Contract between any Loan Party and the Lender, or any Affiliate of the Lender, or any Treasury Management Agreement between any Loan Party and the Lender, or any Affiliate of the Lender, or other documents relating to the Obligations shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien granted to, or in favor of, the Lender or any other holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected; or

(v) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Lender or any other holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Swap Contract between any Loan Party and the Lender, or any Affiliate of the Lender or any Treasury Management Agreement between any Loan Party and the Lender, or any Affiliate of the Lender or any other document relating to the Obligations, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03	Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Lender and each other holder of the Obligations on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Lender or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

4.04	Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05	Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Lender and the other holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as specified in Section 7.02 (and shall be deemed to have become automatically due and payable in the circumstances specified in said Section 7.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01.

4.06	Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full and the Commitments have terminated.

4.07	Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01	Conditions of Initial Borrowing.

The obligation of the Lender to make the Term Loan hereunder is subject to satisfaction of the following conditions precedent:

(a) Loan Documents. Receipt by the Lender of executed counterparts of this Agreement and the other Loan Documents, each properly executed by a Responsible Officer of the signing Loan Party.

(b) Opinions of Counsel. Receipt by the Lender of a favorable opinion of in-house legal counsel of the Borrower, addressed to the Lender, dated as of the Closing Date, and in form and substance satisfactory to the Lender.

(c) Financial Statements. The Lender shall have received:

(i) consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended January 1, 2012 including balance sheet and income and cash flow statements, in each case, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP; and

(ii) unaudited consolidated financial statements of the Borrower and its Subsidiaries for the six month period ending July 1, 2012, including balance sheet and statements of income or operations, shareholders’ equity and cash flows.

(d) No Material Adverse Change. There shall not have occurred a material adverse change since January 1, 2012 in the business, assets, Properties, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.

(e) Litigation. There shall not exist any action, suit, investigation or proceeding against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened in any court or before an arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

(f) Organization Documents, Resolutions, Etc. Receipt by the Lender of the following, each of which shall be originals or facsimiles (followed promptly by originals), in form and substance reasonably satisfactory to the Lender and its legal counsel:

(i) copies of the Organization Documents of each Loan Party certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii) such documents and certifications as the Lender may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization or formation.

(g) Closing Certificate. Receipt by the Lender of a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 5.01(d), (e), (i) and (j) have been satisfied.

(h) Fees. Receipt by the Lender of any fees required to be paid on or before the Closing Date.

(i) Representations and Warranties. The representations and warranties of the Borrower and each other Loan Party contained herein or any other Loan Document shall be true and correct in all material respects on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that the representations and warranties contained in subsections (a) and (b) of Section 6.05 of the Existing Revolving Credit Agreement (and incorporated herein by reference pursuant to Article VI hereof) shall be deemed to refer to the statements furnished pursuant to Section 5.01(c).

(j) No Default. No Default shall exist, or would result from the Borrowing of the Term Loan on the Closing Date or from the application of the proceeds thereof.

ARTICLE VI

REPRESENTATIONS, WARRANTIES AND COVENANTS

The representations and warranties contained in Article VI of the Existing Revolving Credit Agreement (the “Incorporated Representations”) and the affirmative and negative covenants contained in Articles VII and VIII, respectively, of the Existing Revolving Credit Agreement (the “Incorporated Covenants”) are incorporated herein by reference mutatis mutandis for the benefit of the Lender to the same extent and with the same effect as if set forth fully herein (such incorporation to include all other relevant provisions of the Existing Revolving Credit Agreement related thereto, including without limitation the defined terms contained in Article I thereof which are used in the Incorporated Representations and the Incorporated Covenants and the applicable “Schedules” to the Existing Revolving Credit Agreement; provided that all references therein to the “Compliance Certificate”, the “Joinder Agreement”, a “Default” or an “Event of Default” shall be deemed to refer to such terms as defined herein) and if the Existing Revolving Credit Agreement is terminated, then such representations, warranties and covenants contained in the Existing Revolving Credit Agreement as of such termination (taking into account any amendments thereto in accordance with the definition of Existing Revolving Credit Agreement) shall continue to be the Incorporated Representations and Incorporated Covenants hereunder.

ARTICLE VII

EVENTS OF DEFAULT AND REMEDIES

7.01	Events of Default.

Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02, 7.03, 7.05(a), 7.10, 7.11, or 7.12 or Article VIII of the Existing Revolving Credit Agreement (as such provisions are incorporated herein by reference in accordance with Article VI hereof); or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default or (ii) the Borrower receiving written notice of such default from the Lender (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 7.01(c)); or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder, Indebtedness under Swap Contracts and Indebtedness under the Existing Revolving Credit Agreement) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable; (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Company or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or (iii) an “Event of Default” (as defined in the Existing Revolving Credit Agreement) occurs under the Existing Revolving Credit Agreement.

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy; or

(h) Judgments. There is entered against the Borrower or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding the

Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, there is a period of thirty (30) consecutive days during which such judgment is not vacated, satisfied or discharged or a stay of enforcement of such judgment, by reason of a pending appeal posting of bond or otherwise, is not in effect; or

(i) If (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Internal Revenue Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under Section 4042 of ERISA to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Borrower or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $150,000,000, (iv) the Borrower or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to Plans, or (v) the Borrower or any ERISA Affiliate withdraws from any Multiemployer Plan; provided that any such event or events described in clauses (i) through (v) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect or fails to give the Lender the rights, powers and privileges purported to be created by the Loan Documents; or any Loan Party or any other Person on behalf of a Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control.

7.02	Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:

(a) declare the commitment of the Lender to make Loans to be terminated, whereupon such commitment shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise all rights and remedies available to it and under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of the Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Lender.

ARTICLE VIII

MISCELLANEOUS

8.01	Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Lender and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

8.02	Notices; Effectiveness; Electronic Communication.

(a) General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopier or by electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 8.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier or electronic mail shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices pursuant to this subsection (a) delivered through electronic communications shall be effective as provided in subsection (b), and to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Reliance by the Lender. The Lender shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Lender and the Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Lender may be recorded by the Lender, and each of the parties hereto hereby consents to such recording.

8.03	No Waiver; Cumulative Remedies.

No failure by the Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

8.04	Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of external counsel for the Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), provided, however, that, notwithstanding the foregoing, the Borrower shall have no obligation to pay the reasonable fees, charges and disbursements of external counsel for the Lender in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents executed and delivered on the Closing Date, (ii) all reasonable out-of-pocket expenses incurred by the Lender (including the fees, charges and disbursements of any counsel for the Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) are based on any theory of liability for punitive damages.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic, internet or other information transmission systems in connection with the Loans, this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

8.05	Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to the Lender, or the Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

8.06	Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, or (ii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (c) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by the Lender. The Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it) pursuant to documentation acceptable to the Lender and the assignee. From and after the effective date specified in such documentation, such Eligible Assignee shall be a party to this Agreement and, to the extent of the interest assigned the Lender, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest so assigned, be released from its obligations under this Agreement (and, in the case of an assignment covering all of the Lender’s rights and obligations under this Agreement, the Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.02, 3.03 and 8.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee.

(c) Certain Pledges. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

8.07	Confidentiality.

The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process provided, however, that the Lender will give the Borrower as soon as reasonably practicable prior notice of any such requirement or subpoena so that the Borrower may seek a protective order or other appropriate remedy to prevent such disclosure unless such applicable law or regulation or subpoena expressly provides that no such prior notice shall be given to the Borrower; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee or any prospective Eligible Assignee of any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Loan Parties; (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, (ii) becomes available to the Lender on a nonconfidential basis from a source other than the Borrower who was not known by the Lender to be bound by a confidentiality agreement or legal obligation of confidentiality with respect to such information or (iii) is independently developed by the Lender without the use of confidential information; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about the Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to the Lender or its Affiliates. In addition, the Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Lender in connection with the administration and management of this Agreement, the other Loan Documents, and the Loans. For the purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by any Loan Party; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same reasonable degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

8.08	Set-off.

In addition to any rights and remedies of the Lender provided by law, upon the occurrence and during the continuance of any Event of Default, the Lender and each of its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness (in whatever currency) at any time owing by, the Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to the Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have. The Lender agrees to notify the Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.

8.09	Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

8.10	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.11	Integration.

This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Lender in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

8.12	Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on their behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

8.13	Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.14	Governing Law; Jurisdiction, Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) SUBMISSION TO JURISDICTION. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

8.15	Waiver of Right to Trial by Jury.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN

EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

8.16	No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facilities provided for hereunder and any related services performed in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties and their respective Affiliates, on the one hand, and the Lender, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) the Lender has not assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Lender has advised or is currently advising any of the Loan Parties or any of their respective Affiliates on other matters) and the Lender has no obligation to any of the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and the Lender has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Lender has not provided nor will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty; provided, however, that nothing in this Section 8.16 releases the Lender from fraudulent conduct.

8.17	USA PATRIOT Act Notice.

The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

TELEDYNE TECHNOLOGIES INCORPORATED, a Delaware corporation

By:	/s/ Dale A. Schnittjer
Name:	Dale A. Schnittjer
Title:	Senior Vice President and Chief
Financial Officer

GUARANTORS:

TELEDYNE BROWN ENGINEERING, INC., a Delaware corporation

By:	/s/ Stephen F. Blackwood
Name:	Stephen F. Blackwood
Title:	Vice President and Treasurer

TELEDYNE INSTRUMENTS, INC., a Delaware corporation

By:	/s/ Dale A. Schnittjer
Name:	Dale A. Schnittjer
Title:	Senior Vice President and Chief
Financial Officer

TELEDYNE SCIENTIFIC & IMAGING, LLC, a Delaware limited liability company

By:	/s/ Dale A. Schnittjer
Name:	Dale A. Schnittjer
Title:	Senior Vice President

TELEDYNE LECROY, INC., a Delaware corporation

By:	/s/ Dale A. Schnittjer
Name:	Dale A. Schnittjer
Title:	Senior Vice President

LENDER:

BANK OF AMERICA, N.A., as the Lender

By:	/s/ G. Scott Lambert
Name:	G. Scott Lambert
Title:	Vice President

TELEDYNE TECHNOLOGIES INCORPORATED

CREDIT AGREEMENT

Schedule 8.02

CERTAIN ADDRESSES FOR NOTICES

LOAN PARTIES:

Borrower:

Teledyne Technologies Incorporated

Attn: Stephen F. Blackwood

1049 Camino Dos Rios

Thousand Oaks, California 91360

Phone: 805-373-4415

Facsimile: 805-373-4450

Email: sblackwood@teledyne.com

-with a copy to (which shall not constitute notice)

Teledyne Technologies Incorporated

Attn: Melanie S. Cibik

1049 Camino Dos Rios

Thousand Oaks, California 91360

Phone: 805-373-4605

Facsimile: 805-373-4610

Email: mcibik@teledyne.com

-and

Robert Vernon, Esq.

McGuireWoods LLP

201 North Tryon Street, Suite 3000

Charlotte, North Carolina 28202

Phone: 704-373-8850

Facsimile: 704-353-6175

Email: rvernon@mcguirewoods.com

Guarantors:

Teledyne Brown Engineering, Inc.

Attn: Janice L. Hess

300 Sparkman Drive NW

Huntsville, Alabama 35805

Phone: 256-726-1414

Facsimile: 256-726-3114

Email: jan.hess@tbe.com

-with a copy to (which shall not constitute notice)

Teledyne Technologies Incorporated

Attn: Melanie S. Cibik

1049 Camino Dos Rios

Thousand Oaks, California 91360

Phone: 805-373-4605

Facsimile: 805-373-4610

Email: mcibik@teledyne.com

-and

Robert Vernon, Esq.

McGuireWoods LLP

201 North Tryon Street, Suite 3000

Charlotte, North Carolina 28202

Phone: 704-373-8850

Facsimile: 704-353-6175

Email: rvernon@mcguirewoods.com

Teledyne Instruments, Inc.

Attn: Stephen F. Blackwood

1049 Camino Dos Rios

Thousand Oaks, California 91360

Phone: 805-373-4415

Facsimile: 805-373-4450

Email: sblackwood@teledyne.com

-with a copy to (which shall not constitute notice)

Teledyne Technologies Incorporated

Attn: Melanie S. Cibik

1049 Camino Dos Rios

Thousand Oaks, California 91360

Phone: 805-373-4605

Facsimile: 805-373-4610

Email: mcibik@teledyne.com

-and

Robert Vernon, Esq.

McGuireWoods LLP

201 North Tryon Street, Suite 3000

Charlotte, North Carolina 28202

Phone: 704-373-8850

Facsimile: 704-353-6175

Email: rvernon@mcguirewoods.com

Teledyne Scientific & Imaging, LLC

Attn: Stephen F. Blackwood

1049 Camino Dos Rios

Thousand Oaks, California 91360

Phone: 805-373-4415

Facsimile: 805-373-4450

Email: sblackwood@teledyne.com

-with a copy to (which shall not constitute notice)

Teledyne Technologies Incorporated

Attn: Melanie S. Cibik

1049 Camino Dos Rios

Thousand Oaks, California 91360

Phone: 805-373-4605

Facsimile: 805-373-4610

Email: mcibik@teledyne.com

-and

Robert Vernon, Esq.

McGuireWoods LLP

201 North Tryon Street, Suite 3000

Charlotte, North Carolina 28202

Phone: 704-373-8850

Facsimile: 704-353-6175

Email: rvernon@mcguirewoods.com

Teledyne LeCroy, Inc.

Attn: Sean O’Connor

700 Chestnut Ridge Road

Chestnut Ridge, NY 10977-6499

Phone: 845-578-6102

Facsimile: 845-578-5989

Email: sean.oconnor@lecroy.com

-with a copy to (which shall not constitute notice)

Teledyne Technologies Incorporated

Attn: Melanie S. Cibik

1049 Camino Dos Rios

Thousand Oaks, California 91360

Phone: 805-373-4605

Facsimile: 805-373-4610

Email: mcibik@teledyne.com

-and

Robert Vernon, Esq.

McGuireWoods LLP

201 North Tryon Street, Suite 3000

Charlotte, North Carolina 28202

Phone: 704-373-8850

Facsimile: 704-353-6175

Email: rvernon@mcguirewoods.com

LENDER:

Mathew J. (Matt) Griesbach

Bank of America Merrill Lynch

Bank of America Plaza

333 South Hope Street, 24th Floor

Mail Code: CA9-193-24-05

Los Angeles, CA 90071

Phone: 213-621-8737

Facsimile: 415-343-0981

Email: mathew.j.griesbach@baml.com

EXHIBIT A

FORM OF LOAN NOTICE

Date:             , 201

To: Bank of America, N.A., as the Lender

Re:	Loan Agreement (as amended, modified, supplemented and extended from time to time, the “Loan Agreement”) dated as of October 22, 2012, among Teledyne Technologies Incorporated, a Delaware corporation (the “Borrower”), the Guarantors identified therein and Bank of America, N.A., as the Lender. Capitalized terms used but not otherwise defined herein have the meanings provided in the Loan Agreement.

Ladies and Gentlemen:

The undersigned hereby requests (select one):

☐	A Borrowing of the Term Loan

☐	A conversion or continuation of Loans

1.	On , 201 (which is a Business Day).[1]

2.	In the amount of $ .[2]

3.	Comprised of .[3]

  [Type of Loan requested]

4.	For Eurocurrency Rate Loans: with an Interest Period of .

[With respect to the Borrowing of the Term Loan on the Closing Date requested herein, the Borrower hereby represents and warrants that each of the conditions set forth in Section 5.01 of the Loan Agreement has been satisfied on and as of the Closing Date.]

TELEDYNE TECHNOLOGIES INCORPORATED,
a Delaware corporation

By:
Name:
Title:

[1]	To be the Closing Date for the Borrowing of the Term Loan.
[2]

To be in the amount of the Term Loan Commitment for the Borrowing of the Term Loan on the Closing Date. Conversions and continuations shall be in minimum amounts of (a) $3,000,000 and a whole multiple of $500,000 in excess thereof, in the case of Eurocurrency Rate Loans and (b) $1,000,000 and a whole multiple of $500,000 in excess thereof, in the case of Base Rate Loans.

[3]	Select Eurocurrency Rate or Base Rate, as appropriate.

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:             , 20

To:	Bank of America, N.A., as the Lender

Re:	Loan Agreement (as amended, modified, supplemented and extended from time to time, the “Loan Agreement”) dated as of October 22, 2012, among Teledyne Technologies Incorporated, a Delaware corporation (the “Borrower”), the Guarantors identified therein and Bank of America, N.A., as the Lender. Capitalized terms used but not otherwise defined herein have the meanings provided in the Loan Agreement.

Ladies and Gentlemen:

The undersigned Responsible Officer hereby certifies as of the date hereof that [he/she] is the              of the Borrower, and that, in [his/her] capacity as such, [he/she] is authorized to execute and deliver this Certificate to the Lender on behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements:]

[1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 7.01(a) of the Existing Revolving Credit Agreement (as such provision is incorporated in the Loan Agreement by reference in accordance with Article VI of the Loan Agreement) for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.]

[Use following paragraph 1 for fiscal quarter-end financial statements:]

[1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 7.01(b) of the Existing Revolving Credit Agreement (as such provision is incorporated in the Loan Agreement by reference in accordance with Article VI of the Loan Agreement) for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.]

2. The undersigned has reviewed and is familiar with the terms of the Loan Agreement and has made, or has caused to be made, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

3. No Default or Event of Default exists under the Loan Agreement.

4. The representations and warranties of the Loan Parties contained in the Loan Agreement (including those representations and warranties incorporated in the Loan Agreement by reference in accordance with Article VI of the Loan Agreement) or any other Loan Document, are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 6.05 of the Existing Revolving Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01 of the Existing Revolving Credit Agreement (in each case, as such provisions are incorporated in the Loan Agreement by reference in accordance with Article VI of the Loan Agreement), including the statements in connection with which this Compliance Certificate is delivered.

5. The financial covenant analyses and information set forth on Schedule 2 hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of             , 201        .

TELEDYNE TECHNOLOGIES INCORPORATED,
a Delaware corporation

By:
Name:
Title:

Schedule 2

1.	Consolidated Net Debt to EBITDA Ratio

	(a)	Consolidated Net Debt

		(i)	Consolidated Funded Indebtedness	$

		(ii)	unencumbered cash and Cash Equivalents of the Borrower and its Domestic Subsidiaries in excess of $25,000,000, provided that the Total Revolving Outstandings are less than $100,000,000	$

		(iii)	Consolidated Net Debt [(i) – (ii)]	$

	(b)	Consolidated EBITDA

		(i)	Consolidated Net Income	$

		(ii)	Consolidated Interest Charges	$

		(iii)	federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries	$

		(iv)	depreciation and amortization expense	$

		(v)	non-cash items that reduce Consolidated Net Income	$

		(vi)	reasonably documented fees and expenses paid or payable in cash to unaffiliated third parties in connection with the transactions contemplated hereby and with any other issuances of debt or equity permitted hereby, whether or not such issuances are successful	$

		(vii)	reasonably documented fees and expenses paid or payable in cash to unaffiliated third parties in connection with Acquisitions or dispositions permitted hereby, whether or not such acquisitions or dispositions are successful	$

		(viii)	Consolidated EBITDA [(i) + (ii) + (iii) + (iv) + (v) + (vi) + (vii)]	$

	(c)	Consolidated Net Debt to EBITDA Ratio [(a)(iii) / (b)(viii)]			:1.0

2.	Consolidated Interest Coverage Ratio

	(a)	Consolidated EBITDA (1(b)(viii) above)		$

	(b)	Consolidated Interest Charges

		(i)	all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with Indebtedness (including capitalized interest and other fees and charges incurred under any asset securitization program) or in connection with the deferred purchase price of assets

$

	(ii)	the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under Capital Leases or Synthetic Leases that is treated as interest	$

	(iii)	Consolidated Interest Charges [(i) + (ii)]	$

(c)	Consolidated Interest Coverage Ratio [(a) / (b)(iii)]			:1.0

Exhibit C

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (the “Agreement”) dated as of             , 201        is by and between             , a             (the “Material Subsidiary”), and Bank of America, N.A., as the Lender under that certain Loan Agreement (as amended, modified, supplemented and extended from time to time, the “Loan Agreement”) dated as of October 22, 2012 among Teledyne Technologies Incorporated, a Delaware corporation (the “Borrower”), the Guarantors identified therein and Bank of America, N.A., as the Lender. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.

The Loan Parties are required by Section 7.12 of the Existing Revolving Credit Agreement (as such provision is incorporated in the Loan Agreement by reference in accordance with Article VI of the Loan Agreement) to cause the Material Subsidiary to become a “Guarantor” thereunder. Accordingly, the Material Subsidiary hereby agrees as follows with the Lender:

1. The Material Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Material Subsidiary will be deemed to be a party to the Loan Agreement and a “Guarantor” for all purposes of the Loan Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Loan Agreement. The Material Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Loan Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the Material Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to the Lender, as provided in Article IV of the Loan Agreement, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

2. The Material Subsidiary hereby represents and warrants to the Administrative Agent that the Material Subsidiary’s exact legal name and state of formation are as set forth on the signature pages hereto.

3. The address of the Material Subsidiary for purposes of all notices and other communications is the address designated for all Loan Parties on Schedule 8.02 to the Loan Agreement or such other address as the Material Subsidiary may from time to time notify the Lender in writing.

4. The Material Subsidiary hereby waives acceptance by the Lender of the guaranty by the Material Subsidiary under Article IV of the Loan Agreement upon the execution of this Agreement by the Material Subsidiary.

5. This Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

6. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Material Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officer, and the Lender has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[MATERIAL SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

BANK OF AMERICA, N.A.,

as the Lender

By:
Name:
Title:

EXHIBIT D

FORM OF NOTE

            , 201

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to the order of BANK OF AMERICA, N.A. or its registered assigns (the “Lender”), in accordance with the provisions of the Loan Agreement (as hereinafter defined), the principal amount of the Term Loan made by the Lender to the Borrower under that certain Loan Agreement (as amended, modified, supplemented and extended from time to time, the “Loan Agreement”) dated as of October 22, 2012 among the Borrower, the Guarantors identified therein and Bank of America, N.A., as the Lender. Capitalized terms used but not otherwise defined herein have the meanings provided in the Loan Agreement.

The Borrower promises to pay interest on the unpaid principal amount of the Term Loan from the date of the Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Loan Agreement. All payments of principal and interest shall be made to the Lender in immediately available funds at the Lender’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Loan Agreement.

This Note is entitled to the benefits of the Loan Agreement and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Loan Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Loan Agreement. The Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.

The Borrower, for itself, its successors and assigns, hereby waives presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

TELEDYNE TECHNOLOGIES INCORPORATED, a Delaware corporation

By:
Name:
Title: